Exhibit 10(mm)

MBNA CORPORATION

EXECUTIVE DEFERRED

COMPENSATION PLAN

As Amended and Restated

Effective January 1, 2005

MBNA CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN

DC-2

11.3	Directors’ Fee Deferrals	17
11.4	Deferral Agreements	17

ARTICLE XII MISCELLANEOUS		19
12.1	Non-Guarantee of Employment	19
12.2	Rights of Participants to Benefits	19
12.3	No Assignment	19
12.4	Withholding	19
12.5	Account Statements	19
12.6	Masculine, Feminine, Singular and Plural	19
12.7	Governing Law	19
12.8	Titles	19
12.9	Other Plans	19
12.10	Compliance with Code §409A	19

MBNA CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.1

Purpose.  The Plan is intended to provide deferred compensation for a select group of management or highly compensated employees or independent contractors of the Employer. The Plan is an unfunded plan that is not intended to be (i) subject to Parts 2, 3 or 4 of Title I, Subtitle B of the Employee Retirement Income Security Act of 1974 (ERISA), or (ii) qualified under Section 401(a) of the Internal Revenue Code.

1.2

Effective Date.  The initial effective date of this Plan was October 20, 1993. The Plan was subsequently amended to provide for Directors’ Fee Deferrals and further amended and restated to provide for Salary Deferrals and deferrals of other special compensation. The Corporation is amending and restating the Plan as set forth herein effective as of January 1, 2005 (unless otherwise provided herein) to (i) provide for the Plan’s compliance with the requirements of Code §409A and (ii) otherwise meet current needs.

ARTICLE II

DEFINITIONS

2.1	Definitions. As used herein, the following terms shall have the following meanings:

(a)

Account.  The bookkeeping reserve account established and maintained for each Participant pursuant to Section 5.1 for purposes of determining the amount payable to the Participant pursuant to Article VI.

(b)	Automatic Contributions. Amounts credited to the Participant’s Account pursuant to Section 4.3 for certain calendar years beginning prior to January 1, 2005.

(c)

Beneficiary.  The person(s) or entity(ies) designated by a Participant to receive Plan benefits in the event of the Participant’s death, such designation to be made in writing on a form satisfactory to the Global HR Group and effective when received by the Global HR Group thereby revoking any and all prior designations. If the Participant has not designated a Beneficiary, or if no Beneficiary survives the Participant, the aggregate amount then credited to the Participant’s Account shall be paid in a single sum pursuant to Section 6.2 to the Participant’s surviving spouse, or if there is no surviving spouse, then in equal portions to the Participant’s surviving children. If the Participant is not survived by a spouse or children, then such amount shall be paid to the Participant’s estate.

(d)

Board.  The Board of Directors of the Corporation or the Compensation Committee of such Board of Directors acting on behalf of the Board in the exercise of any and all powers and duties of the Board pursuant to this Plan.

(e)	Bonus Deferrals. Part or all of a Participant’s annual bonus, the receipt of which is deferred by the Participant pursuant to Section 4.1.

(f)

Code.  The Internal Revenue Code of 1986, as amended. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

(g)

Committee.  The committee designated pursuant to Article VIII of the Plan. For purposes of the Plan, for calendar years beginning prior to January 1, 2006 the Pension and 401(k) Plan Committee appointed by the Board was the Committee.

(h)

Corporation.  Bank of America Corporation, a Delaware corporation, and any successor thereto. For purposes of the Plan, for calendar years beginning prior to January 1, 2006, MBNA Corporation was the Corporation.

(i)	Deferral Agreement. The written agreement entered into between the Participant, the Employer and the Corporation pursuant to Article III.

(j)

Employer.  The Corporation, any subsidiary or affiliate of the Corporation which has adopted the Plan and any organization into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred. For purposes of the Plan, for calendar years beginning prior to January 1, 2006, the Employer was the Corporation, its successors and assigns, MBNA America Bank, N.A., and any direct or indirect subsidiary of the Corporation, unless such subsidiary was otherwise designated by the Board as being a subsidiary that was not authorized to participate in this Plan with respect to its employees.

(k)

Global HR Group.  The Global HR Group of the Corporation. For purposes of the Plan, references to the “Global HR Group” for calendar years beginning prior to January 1, 2006 shall be deemed references to the “Committee”.

(l)	Other Deferrals. Amounts deferred by a Participant pursuant to Section 4.5.

(m)	Participant. An individual who has elected to participate in the Plan for a calendar year pursuant to Article III, or any other current or former employee who has an Account balance under the Plan.

(n)	Plan. The MBNA Corporation Executive Deferred Compensation Plan as set forth herein and as amended from time to time.

(o)	Retirement. The earliest of the following:

(i)

The date on which the Participant completes at least 15 Years of Vesting Service (as defined under the MBNA Corporation Pension Plan) and has a combined age and Years of Vesting Service equal to at least sixty-five (65); or

(ii)	The date on which the Participant attains sixty-five (65) years of age.

(p)	Salary Deferrals. Part or all of a Participant’s base salary, the receipt of which is deferred by the Participant pursuant to Section 4.2.

(q)	Valuation Date. The last business day of each calendar month, or such other or additional days as the Global HR Group may deem necessary or appropriate.

(r)	Value Adjustments. Amounts debited and credited to the Participant’s Account pursuant to Section 5.2.

ARTICLE III

ELIGIBILITY

3.1	Eligibility.

(a)	Eligibility for 2005 Calendar Year

(i)

All employees of the Employer having the title of Executive Vice President or a more senior position (and such other managerial or highly compensated employees of the Employer designated by the Committee) shall be eligible to participate in the Plan with respect to Bonus Deferrals, as described in Section 4.1.

(ii)

All employees of the Employer having the title of Executive Vice President or a more senior position (and such other managerial or highly compensated employees of the Employer designated by the Committee) whose annualized base salary scheduled to be paid during a calendar year exceeds $200,000 (as indexed by the Secretary of the Treasury pursuant to Code §401(a)(17)) shall be eligible to participate in the Plan with respect to Salary Deferrals, as described in Section 4.2.

(iii)

Other individuals, including independent contractors who perform services for the Employer, designated by the Committee to participate in the Plan may defer any amounts received from the Employer pursuant to such rules and procedures as the Committee may establish from time to time.

(b)	Eligibility for 2006 Calendar Year

(i)

All employees of the Employer who (A) are employees of MBNA Corporation (or an affiliate or subsidiary of MBNA Corporation participating in the Plan) on December 31, 2005 and (B) have the title of Executive Vice President or a more senior position with MBNA Corporation (or an affiliate or subsidiary of MBNA Corporation participating in the Plan) on December 31, 2005 (and such other managerial or highly compensated employees designated by the Global HR Group) shall be eligible to participate in the Plan with respect to Bonus Deferrals, as described in Section 4.1.

(ii)

All employees of the Employer (A) who are employees of MBNA Corporation (or an affiliate or subsidiary of MBNA Corporation participating in the Plan) on December 31, 2005, (B) who have the title of Executive Vice President or a more senior position with MBNA Corporation (or an affiliate or subsidiary of MBNA Corporation participating in the Plan) on December 31, 2005 (and such other managerial or highly compensated employees designated by the Global HR Group) and (C) whose annualized base salary scheduled to be paid during the calendar year exceeds $200,000 (as indexed by the Secretary of the Treasury pursuant to Code §401(a)(17)) shall be eligible to participate in the Plan with respect to Salary Deferrals, as described in Section 4.2.

(iii)

Other individuals, including independent contractors, who (A) perform services for the Employer on or before December 31, 2005, and (B) are designated by the Global HR Group to participate in the Plan may defer any amounts received from the Employer pursuant to such rules and procedures as the Global HR Group may establish from time to time.

(c)

Eligibility for 2007 and Later Calendar Years.  Each individual who is a Participant in the Plan on December 31, 2006 shall continue participation hereunder according to the terms of the amended and restated Plan with respect to Salary Deferrals, Bonus Deferrals, Other Deferrals and Automatic Contributions (if any) made prior to January 1, 2007. Notwithstanding anything in this Section to the contrary, no individual shall become eligible to participate in the Plan after December 31, 2006 and no Salary Deferrals, Bonus Deferrals, Other Deferrals or Automatic Contributions shall be made to the Plan with respect to pay periods or performance periods beginning after December 31, 2006.

3.2

Participation.  In order to become a Participant in the Plan for purposes of having Salary Deferrals, Bonus Deferrals and/or Other Deferrals credited to such Participant’s Account, each individual who is eligible pursuant to Section 3.1 must deliver an executed Deferral Agreement to the Global HR Group, in accordance with the following provisions:

(a)

Such Salary Deferral, Bonus Deferral and/or Other Deferral elections shall be made prior to January 1 of the calendar year, provided that a newly hired individual who first becomes eligible to make Salary Deferral, Bonus Deferral and/or Other Deferral elections after the start of the calendar year must deliver an executed Deferral Agreement to the Global HR Group within thirty (30) days after first becoming eligible to make such Salary Deferral, Bonus Deferral and/or Other Deferral election, as applicable. An election to defer by a newly hired individual made after the start of the calendar year shall only apply prospectively to amounts otherwise payable for the calendar year after the date of the applicable deferral election. A Participant’s election with respect to Salary Deferrals, Bonus Deferrals and/or Other Deferrals shall be effective only with respect to amounts earned during the calendar year specified in the Participant’s Deferral Agreement. A Participant must make a new election prior to January 1 for each calendar year during which such Participant desires to make Salary Deferrals, Bonus Deferrals and/or Other Deferrals.

(b)

If an eligible individual elects to participate in the Plan for a calendar year, separates from service during the calendar year and is subsequently re-hired during the same calendar year as an eligible individual, the election to defer under the Plan with respect to such calendar year that was in effect prior to separation from service shall remain in effect for the calendar year for salary and bonus earned after the re-hire date.

(c)

Each Salary Deferral, Bonus Deferral and Other Deferral election, including the deferral period and the method of distribution elected with respect to such Salary Deferral, Bonus Deferral and/or Other Deferral, shall be irrevocable with respect to a calendar year once the election is made and delivered to the Global HR Group.

ARTICLE IV

DEFERRED COMPENSATION

4.1	Bonus Deferrals.

(a)

An eligible Participant may elect to defer the right to receive all or any portion of any annual bonus awarded to the Participant with respect to the Participant’s services performed during a calendar year. The amount of such Bonus Deferral must be specified in an executed Deferral Agreement delivered to the Global HR Group in accordance with the provisions of Section 3.2. The applicable Deferral Agreement shall specify the period for which such Bonus Deferral shall be deferred. In no event shall such deferral period be less than two taxable years or, if sooner, until separation from service with the Employer. In the event that the Participant fails to specify a deferral period on the Deferral Agreement attributable to a given year, such Participant’s Bonus Deferral attributable to that calendar year shall be deferred until separation from service with the Employer.

(b)	Notwithstanding anything in the Plan to the contrary, in the event that the Participant elects Salary Deferrals pursuant to Section 4.2 or Other Deferrals pursuant to Section 4.5, and Bonus Deferrals pursuant to this Section 4.1 with respect to the same calendar year, the deferral period for the Bonus Deferrals, Salary Deferrals and Other Deferrals with respect to that calendar year shall be the same deferral period. The deferral period specified on the first executed Deferral Agreement delivered to the Global HR Group with respect to a calendar year shall be controlling.

(c)	The amount of Bonus Deferrals elected on a Deferral Agreement with respect to a calendar year may not be changed during such calendar year.

(d)

The amount of any annual bonus deferred with respect to any calendar year shall reduce the amount of such bonus otherwise payable to the Participant as of the date such payment otherwise would have been made, and the amount of such reduction shall be credited to the Participant’s Account as of such date.

4.2	Salary Deferrals.

(a)

An eligible Participant may elect to defer the right to receive all or any part (in whole percentages) of that portion of the Participant’s base salary scheduled to be paid during a calendar year at a rate of pay that, when annualized, exceeds $200,000 (as indexed by the Secretary of the Treasury pursuant to Code §401(a)(17)), subject to administrative rules regarding minimum deferral amounts as may be determined in the discretion of the Global HR Group from time to time. The amount of Salary Deferrals must be specified in an executed Deferral Agreement delivered to the Global HR Group in accordance with the provisions of Section 3.2. Any such Salary Deferral election shall apply prospectively for the entire calendar year (or for the balance of the calendar year for newly eligible individuals first making a Salary Deferral election during the calendar year) and shall apply to any and all increases and reductions in base salary that the Participant may receive while the Deferral Agreement on which such Salary Deferral election is specified is in effect. The applicable Deferral Agreement shall specify the period for which such Salary Deferrals shall be deferred. In no event shall such deferral period be less than two taxable years or, if sooner, until separation from service with the Employer. In the event that a Participant fails to specify a deferral period on the Deferral Agreement attributable to a given calendar year, such Participant’s Salary Deferrals attributable to that calendar year shall be deferred until separation from service with the Employer.

(b)

Notwithstanding anything in the Plan to the contrary, in the event that the Participant elects Bonus Deferrals pursuant to Section 4.1 or Other Deferrals pursuant to Section 4.5, and Salary Deferrals pursuant to this Section 4.2 with respect to the same calendar year, the deferral period for the Bonus Deferrals, Salary Deferrals and Other Deferrals with respect to that calendar year shall be the same deferral period. The deferral period specified on the first executed Deferral Agreement delivered to the Global HR Group with respect to a calendar year shall be controlling.

(c)	The amount of Salary Deferrals elected on a Deferral Agreement with respect to a calendar year may not be changed during such calendar year.

(d)

Salary Deferrals pursuant to this Section 4.2 with respect to a calendar year shall reduce the Participant’s regular salary payments on a ratable basis over such calendar year and shall be credited to the Participant’s Account as of the dates of such reductions.

4.3

Automatic Contributions. For certain calendar years beginning prior to January 1, 2005, Automatic Contributions were credited to eligible Participants’ Accounts in accordance with the provisions of the Plan as in effect prior to 2005. Notwithstanding anything in the Plan to the contrary, no Automatic Contributions shall be made for calendar years on or after January 1, 2005. Any Automatic Contributions made to an eligible Participant’s Account prior to January 1, 2005 shall be deferred until the Participant’s separation from service with the Employer.

4.4	Vesting. Each Participant shall be at all times fully vested in and have a nonforfeitable right to the aggregate amount credited to the Participant’s Account.

4.5	Other Deferrals.

(a)

The Global HR Group, in its sole discretion, may designate rules and procedures from time to time as it may find desirable to enable such eligible Participants as it may designate in its sole discretion to elect to defer all or any part of any supplemental compensation, bonus, award or other special or extraordinary compensation, including independent contractor fees, that the Global HR Group may designate as deferrable compensation under this Plan. The amount of such Other Deferral must be specified in an executed Deferral Agreement delivered to the Global HR Group in accordance with the provisions of Section 3.2. The applicable Deferral Agreement shall specify the period for which such Other Deferral shall be deferred. In no event shall such deferral period by less than two taxable years or, if sooner, until separation from service with the Employer. In the event that the Participant fails to specify a deferral period in the Deferral Agreement attributable to a given year, such Participant’s Other Deferrals attributable to that calendar year shall be deferred until separation from service with the Employer.

(b)

Notwithstanding anything in the Plan to the contrary, in the event that the Participant elects Bonus Deferrals pursuant to Section 4.1 or Salary Deferrals pursuant to Section 4.2, and Other Deferrals pursuant to this Section 4.5 with respect to the same calendar year, the deferral period for the Bonus Deferrals, Salary Deferrals and Other Deferrals with respect to that calendar year shall be the same deferral period. The deferral period specified on the first executed Deferral Agreement delivered to the Global HR Group with respect to a calendar year shall be controlling.

(c)	The amount of Other Deferrals elected on a Deferral Agreement with respect to a calendar year may not be changed during such calendar year.

(d)

The amount of any compensation deferred as Other Deferrals pursuant to this Section 4.5 with respect to any calendar year shall reduce the amount of such compensation otherwise payable to the Participant as of the date such payment otherwise would have been made, and the amount of such reduction shall be credited to the Participant’s Account as of such date.

ARTICLE V

ACCOUNTING FOR DEFERRED COMPENSATION

5.1

Accounts.  The Employer shall establish an Account on behalf of each Participant which shall be credited (or debited) with Bonus Deferrals, Salary Deferrals, Other Deferrals and, prior to January 1, 2005, Automatic Contributions pursuant to Article IV, Value Adjustments as provided in Section 5.2, and payments pursuant to Article VI. Each such Account shall consist of such subaccounts as are necessary or desirable for the convenient administration of the Plan. The Accounts and subaccounts shall be bookkeeping reserve accounts only and shall not require segregation of any funds of the Corporation or the Employer or provide any Participant with any rights to any assets of the Corporation or the Employer, except, to the extent applicable, as a general creditor thereof. A Participant shall have no right to receive payment of any amount credited to the Participant’s Account except as expressly provided in Article VI of this Plan.

5.2	Value Adjustments.

(a)

As of each Valuation Date (and such other dates as the Global HR Group, in its sole and absolute discretion, may determine), the Account of each Participant shall be credited or debited to reflect the amount of net earnings or losses that would have been realized since the immediately preceding Valuation Date if an amount equal to the balance of the Participant’s Account had been invested in certain investment funds, designated by the Global HR Group from time to time, in the manner specified by the Participant in writing to the Global HR Group. All Bonus Deferrals, Salary Deferrals and Other Deferrals credited to a Participant’s Account pursuant to Article IV during a calendar month shall be deemed to have been credited on the fifteenth day of such calendar month for purposes of calculating Value Adjustments only. Value Adjustments pursuant to this Section 5.2 with respect to any Valuation Date shall be determined based upon the balance of the Participant’s Account as of the immediately preceding Valuation Date, with appropriate adjustments for credits of Bonus Deferrals, Salary Deferrals, Other Deferrals and Automatic Contributions made prior to January 1, 2005 as specified in this Section 5.2 and payments pursuant to Article VI since the immediately preceding Valuation Date.

(b)

A Participant may change the Participant’s investment allocations once per month among the investment funds designated by the Global HR Group by submitting such investment directions in writing to the Global HR Group no later than the twenty-fifth day of the month immediately preceding the month that such investment directions are to become effective (or within such other time designated by the Global HR Group). All investment directions shall become effective on the first day of a calendar month. In the event that investment directions are received by the Global HR Group after the twenty-fifth day of a month, such investment directions shall become effective as of the first day of the second month after the month in which the investment directors are received. A Participant’s investment directions shall remain in effect until subsequently modified by the delivery of new investment directions in writing to the Global HR Group. In the event that a Participant fails to provide the Global HR Group with written investment directions, Value Adjustments shall be credited or debited to such Participant’s Account to reflect the amount of net earnings or losses that would have been realized since the immediately preceding Valuation Date if an amount equal to the balance of the Participant’s Account had been invested in such investment fund or funds as the Global HR Group may determine in its sole and absolute discretion.

(c)

Anything in this Plan to the contrary notwithstanding, the Global HR Group may, but is not required to, implement investment allocation directions submitted by the Participants. Anything in the Plan to the contrary notwithstanding, the Global HR Group, in its sole and absolute discretion, may determine at any time to modify the rules and procedures set forth in this Article V.

ARTICLE VI

PAYMENTS OF DEFERRED COMPENSATION

6.1	Time and Manner of Distributions.

(a)

A Participant shall specify on each Deferral Agreement executed with respect to a calendar year the manner in which Bonus Deferrals, Salary Deferrals and Other Deferrals, and the Value Adjustments attributable thereto, will be distributed upon the termination of such deferral period. The forms of distribution from which a Participant may elect shall be either a single sum or substantially equal annual installments (adjusted each year to reflect Value Adjustments credited or debited to the Account pursuant to Section 5.2) over a period of whole years not to exceed ten years. A Participant may not change the form of distribution elected with respect to deferrals, and the Value Adjustments attributable thereto, credited for a calendar year after such calendar year commences. The deferral period and the manner in which such deferrals will be distributed upon the termination of such deferral period shall be the same for all Bonus Deferrals, Salary Deferrals and Other Deferrals made on behalf of a Participant attributable to the same calendar year. The deferral period and the manner of distribution specified on the first executed Deferral Agreement delivered to the Global HR Group with respect to a calendar year shall be controlling. In the event that a Participant fails to specify on a Deferral Agreement with respect to a given calendar year the manner in which the Participant’s Bonus Deferrals, Salary Deferrals and Other Deferrals attributable to such year will be distributed upon the termination of the applicable deferral period, the form of distribution with respect to such deferrals, and the Value Adjustments attributable thereto, shall be a single sum payment following the Participant’s separation from service with the Employer.

(b)

Automatic Contributions made prior to January 1, 2005, and the Value Adjustments attributable thereto, shall be distributed in substantially equal annual installments (adjusted each year to reflect Value Adjustments credited or debited to the Account pursuant to Section 5.2) over a period of ten years commencing after the Participant’s separation from service with the Employer. Notwithstanding any provision in this section to the contrary, effective as of May 1, 2005, Automatic Contributions made prior to January 1, 2005 and the value adjustments attributable thereto shall be payable in a single cash payment following the Participant’s separation from service with the Employer if, as of the Participant’s date of separation from service with the Employer, the amount of the Automatic Contributions and the value adjustments attributable thereto equals Fifty Thousand Dollars ($50,000) or less.

(c)

Notwithstanding anything herein to the contrary, nor any election on a Deferral Agreement to the contrary, in the event that a Participant separates from service with the Employer, voluntarily or involuntarily, for any reason other than death, permanent and total disability, or Retirement, the value of the Participant’s Account shall be paid in a single sum to the Participant as soon as practicable after the Participant’s separation from service, but in no event later than the 75th day after the Participant’s separation from service.

(d)

A Participant who is eligible for and begins receiving severance under the Corporation’s severance plans prior to January 1, 2007 shall receive the Participant’s Account in a single sum as soon as practicable after the Participant’s separation from service, even if the Participant otherwise satisfies the definition of Retirement. Effective as of January 1, 2007, a Participant who is eligible for and begins receiving severance under the Corporation’s severance plans and who satisfies the definition of Retirement shall receive the Participant’s Account in accordance with the elections made in the Participant’s Deferral Agreements, if any.

(e)

All distributions will be paid or commence being paid as soon as practicable after the termination of the applicable deferral period, but in no event later than the 75th day after the end of the applicable deferral period. All distributions will be based on the value of a Participant’s Account measured as of the Valuation Date immediately preceding the date of distribution.

(f)

Notwithstanding any provision herein to the contrary, to the extent applicable, in no event shall any payment hereunder be made to a “specified employee” within the meaning of Code §409A earlier than six months after the date of the Participant’s separation from service with the Employer, except in connection with the Participant’s death.

(g)	Payments to any Participant who separated from service with the Employer prior to 2005 shall be made in accordance with the provisions of the Plan as in effect prior to 2005.

6.2

Payment Upon Death.  Upon a Participant’s death prior to the Participant having received one hundred percent of the value of the Participant’s Account (including a Participant receiving installment payments), the balance of the Participant’s Account shall be paid in a single sum to the Participant’s Beneficiary as soon as practicable following the Participant’s death, but in no event later than the 75th day after the Participant’s death.

6.3

Hardship Withdrawals.  The Global HR Group shall establish criteria under which a Participant may request a withdrawal of some or all of the Participant’s Account in the event of an unforeseeable severe financial emergency. In general, an unforeseeable severe financial emergency would include circumstances resulting from a sudden and unexpected illness or accident of the Participant or of the Participant’s dependent, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant and for which the resulting financial hardship cannot be reasonably relieved through other sources of funds or by cessation of deferrals under this Plan. The Global HR Group, in its sole and absolute discretion, shall determine whether any such financial emergency warrants a withdrawal from the Participant’s Account and shall determine the amount of such withdrawal so as to limit the withdrawal to that amount which is needed to satisfy the emergency need in accordance with Code §409A.

6.4

Incapacity of Recipient.  If any person entitled to a distribution under this Plan is deemed by the Global HR Group to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Global HR Group may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Corporation, the Employer and the Plan therefor.

ARTICLE VII

FUNDING

7.1

The Corporation shall assume any and all liability which the Employer may have to pay benefits under this Plan and the Employer shall be totally absolved from liability therefor. The obligations of the Corporation to pay benefits under this Plan shall be interpreted solely as an unfunded, contractual obligation of the Corporation to pay only those amounts credited to the Participant’s Account pursuant to Article V in the manner and under the conditions prescribed in Article VI. Any assets set aside, including any assets transferred to a rabbi trust or purchased by the Corporation with respect to amounts payable under the Plan, shall be subject to the claims of the Corporation’s general creditors, and no person other than the Corporation shall, by virtue of the provisions of the Plan, have any interest in such assets.

ARTICLE VIII

ADMINISTRATION

8.1

Administration.  Effective as of January 1, 2006, the Plan shall be administered by the Bank of America Corporate Benefits Committee (although certain provisions of the Plan shall be administered by the Global HR Group as specified herein). The Committee shall be empowered to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Committee may adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretive issues that may arise in connection with its administration of the Plan (including without limitation any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious. The Committee may delegate any of its duties and powers hereunder to the extent permitted by applicable law.

ARTICLE IX

CLAIMS PROCEDURE

9.1	Claim for Benefits. Each person eligible for a benefit under the Plan shall apply for such benefit by filing a claim with the Committee on a form or forms prescribed by the

Committee. If no form or forms have been prescribed, a claim for benefits shall be made in writing to the Committee setting forth the basis for the claim. Each person making a claim for benefits shall furnish the Committee with such documents, evidence, data, or information in support of such claim as the Committee considers necessary or desirable.

9.2

Notice of Denial.  If a claim for benefits under this Plan is denied, either in whole or in part, the Committee shall advise the claimant in writing of the amount of his benefit, if any, and the specific reasons for the denial. The Committee shall also furnish the claimant at that time with a written notice containing:

(a)	The specific reason or reasons for the adverse determination;

(b)	Reference to the specific plan provisions on which the determination is based;

(c)	A description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is needed; and

(d)

An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA §502(a) following an adverse benefit determination on review.

The written notice of claim denial shall be provided to the claimant within a reasonable period of time, but not more than ninety days after receipt of the claim by the Committee, unless special circumstances require an extension of time for processing the claim, in which case the Committee shall provide a written notice of such extension to the claimant before the expiration of the initial ninety day period. In no event shall such extension exceed ninety days from the end of such initial period.

9.3

Right to Reconsideration.  Within sixty days of receipt of the information described in Section 9.2 above, the claimant shall, if he desires further review, file a written request for reconsideration with the Committee.

9.4

Review of Documents.  So long as the claimant’s request for review is pending (including the sixty day period described in Section 9.3 above), the claimant or his duly authorized representative may review pertinent Plan documents (and any pertinent related documents) and may submit issues and comments in writing to the Committee.

9.5

Decision by the Committee.  A final and binding decision shall be made by the Committee within sixty days of the filing by the claimant of his request for reconsideration; provided, however, that if the Committee, in its discretion, determines that special circumstances require an extension of time for processing the claim, the Committee shall provide a written notice of such extension to the claimant before the expiration of the initial sixty day period. In no event shall the extension exceed sixty days from the end of such initial period.

9.6

Notice by the Committee.  The Committee’s decision shall be conveyed to the claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, specific references to the pertinent Plan provisions on which the decision is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring a civil action under ERISA §502(a).

ARTICLE X

AMENDMENT DISCONTINUANCE, AND TERMINATION

The Plan may be amended or terminated in writing by the Committee or the Company in any manner at any time; provided, however, that no modification, amendment, discontinuance or termination shall adversely affect the rights of Participants to receive in accordance with the Plan amounts credited to the Accounts maintained on their behalf before such modification, amendment, discontinuance or termination. Notice of every such modification, amendment, discontinuance or termination shall be given in writing to each Participant. To the extent permitted by Code §409A, in the case of termination of the Plan, any amounts credited to the Account of a Participant may, in the sole discretion of the Corporation, be distributed in full to such Participant as soon as reasonably practicable following such termination.

ARTICLE XI

DIRECTORS’ FEE DEFERRALS

11.1

Applicability, in General.  All provisions of the Plan shall apply to outside members of the Board notwithstanding anything in the Plan to the contrary, except as provided otherwise in this Article XI. With respect to all such individuals who are Participants in the Plan pursuant to this Article XI, the term “Deferred Compensation” shall mean for all purposes under the Plan the amount of a Participant’s Directors’ Fee Deferrals as defined in Section 11.3, Section 4.1 with respect to Bonus Deferrals, Section 4.2 with respect to Salary Deferrals, and Section 4.3 with respect to Automatic Contributions shall not apply to outside members of the Board who are Participants in the Plan pursuant to this Article XI. Notwithstanding anything in this Article to the contrary, this Article shall not apply to outside members of the Board on or after January 1, 2006.

11.2

Eligibility.  All members of the Board who are not employees of the Corporation (referred to herein as “outside directors” or as “outside members of the Board”) shall be eligible to participate in the Plan with respect to Directors’ Fee Deferrals as defined in Section 11.3. Each such individual who delivers an executed Deferral Agreement to the Committee in accordance with the provisions of Section 11.4 shall be considered a “Participant” for all purposes under the Plan as such term is defined in Section 2.1.

11.3

Directors’ Fee Deferrals.  An eligible outside director may elect to defer the right to receive all or any portion of the fees for services rendered as an outside director that such individual earns during a calendar year, or portion of such calendar year during which the individual serves as an outside director. All such deferrals shall be referred to herein as “Directors’ Fee Deferrals.” Such election must be made by delivering an executed Deferral Agreement to the Committee in accordance with the provisions of Section 11.4. The amount of any directors’ fees deferred with respect to any calendar year shall reduce the amount of such directors’ fees otherwise payable to the Participant as of the date such payment otherwise would have been made, and the amount of such reduction shall be credited to the Participant’s Account as of such date.

11.4	Deferral Agreements.

(a)

Each individual must deliver an executed Deferral Agreement to the Committee within thirty days of first becoming an eligible outside director in order to elect Directors’ Fee Deferrals pursuant to Section 11.3 with respect to fees for services to be rendered during the remainder of the calendar year in which such individual first becomes an eligible outside director. If an individual fails to deliver an executed Deferral Agreement to the Committee within thirty days of such individual first becoming an eligible outside director, such individual may elect Directors’ Fee Deferrals pursuant to Section 11.3 only with respect to such fees that may become payable for services to be rendered during the calendar year next following the calendar year in which such individual first becomes an eligible outside director and for subsequent calendar years (i.e., no Directors’ Fee Deferrals may be elected for the calendar year in which such individual first becomes an eligible outside director), and in all such instances, the executed Deferral Agreement must be delivered to the Committee prior to commencement of the calendar year to which such Directors’ Fee Deferrals will apply.

(b)

An outside director’s executed Deferral Agreement and the applicable elections made thereon shall remain in effect with respect to Directors’ Fees earned in all subsequent calendar years until such time as the outside director delivers an executed Deferral Agreement to the Committee that prospectively modifies or suspends such elections. Any such Deferral Agreement delivered to the Committee to modify or suspend the elections made on a previously delivered Deferral Agreement must be delivered to the Committee no later than the last day of the calendar year immediately preceding the commencement of the calendar year to which such new elections are to first apply.

(c)

Each Deferral Agreement executed must specify the period for which Directors’ Fee Deferrals attributable to such Deferral Agreement shall be deferred. In no event shall such deferral period be less than two taxable years. In the event that an individual fails to specify a deferral period on the Deferral Agreement, such individual’s Directors’ Fee Deferrals attributable to that Deferral Agreement shall be deferred until the individual ceases to be an eligible outside director.

(d)

Each Deferral Agreement executed must specify the manner in which Directors’ Fee Deferrals attributable to such Deferral Agreement, and the Value Adjustments attributable thereto, will be distributed upon the termination of the deferral period. The forms of distribution from which an eligible outside director may elect shall be either a single sum or substantially equal annual installments (adjusted each year to reflect Value Adjustments credited or debited to the Account pursuant to Section 5.2) over a period of whole years not to exceed ten years. An outside director may not change the form of distribution elected with respect to deferrals, and the Value Adjustments attributable thereto, credited for a calendar year after such calendar year commences. In the event that an eligible outside director fails to specify on a Deferral Agreement the manner in which the Directors’ Fee Deferrals attributable to such Deferral Agreement will be distributed upon the termination of the applicable deferral period, the form of distribution with respect to such deferrals, and the Value Adjustments attributable thereto, shall be a single sum payment. The provisions of Section 6.1(d) shall not apply with respect to Directors’ Fee Deferrals.

ARTICLE XII

MISCELLANEOUS

12.1

Non-Guarantee of Employment.  Participation in the Plan does not give any person any right to be retained in the service of the Employer. The right and power of the Employer to terminate any employee is expressly reserved.

12.2

Rights of Participants to Benefits.  All rights of a Participant under the Plan to amounts credited to the Participant’s Account are mere unsecured contractual rights of the Participant against the Corporation.

12.3

No Assignment.  No amounts credited to Accounts, rights or benefits under the Plan shall be subject in any way to voluntary or involuntary alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance, and any attempt to accomplish the same shall be void.

12.4

Withholding.  The Corporation or the Employer shall have the right to deduct from any payment made-hereunder any taxes required by law to be withheld from a Participant with respect to such payment and to withhold from any payment of any kind (including salary or bonus) otherwise due the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to any deferrals made pursuant to this Plan.

12.5	Account Statements. Periodically (as determined by the Committee), each Participant shall receive a statement indicating the amounts credited to and payable from the Participant’s Account.

12.6	Masculine, Feminine, Singular and Plural. The masculine shall be read in the feminine, the singular in the plural, and vice versa, whenever the context shall so require.

12.7	Governing Law. Except to the extent preempted by applicable Federal laws, the Plan shall be construed according to the laws of the State of North Carolina, other than its conflict of laws principles.

12.8	Titles. The titles to Articles and Sections in this Plan are placed herein for convenience of reference only, and the Plan is not to be construed by reference thereto.

12.9

Other Plans.  Nothing in this Plan shall be construed to affect the rights of a Participant, Participant’s beneficiaries, or Participant’s estate to receive any retirement or death benefit under any tax-qualified or nonqualified pension plan, deferred compensation agreement, insurance agreement, tax-deferred annuity or other retirement plan of the Corporation or the Employer.

12.10

Compliance with Code §409A.  The Plan is intended to comply with Code §409A, and official guidance issued thereunder, with respect to amounts deferred under the Plan after 2004. Further, the Plan restatement is not intended to constitute a “material modification” of the Plan and, as a result, the Plan is intended to be operated and administered in a manner (a) that will not constitute a “material modification” of the Plan for purposes of the effective date provisions of Code §409A or (b) that would otherwise cause amounts deferred prior to 2005 to become subject to the requirements of Code §409A. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent.

IN WITNESS WHEREOF, this instrument has been executed by the Corporation on the 15th day of December, 2006 and effective as of January 1, 2005.

BANK OF AMERICA CORPORATION

By:	/s/ J. Steele Alphin
J. Steele Alphin, Global Human Resources
Executive